Exhibit 15.1

BFFI GROUP INC Appointment Book In order to meet the new situation company development needs, the company's management of the resolution, the following comrades decided to carry out the new personnel appointments, is to be announced: Hongbin Oliver Chan Appointed CEO; Haoquan Addison Lin Appointed deputy CEO and CFO. The above appointments decided on the date of issuance that is beginning to be implemented. All shareholders Signature: (Seal) BFFI GROUP INC Corporate SEAL 2019 Delaware BFFI GROUP INC June 25, 2019